EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related prospectus of Westell Technologies, Inc. for the registration of 512,820 shares of its common stock and to the incorporation by reference therein of our report dated May 21, 2002, except for Notes 2 and 3, as to which the date is June 28, 2002, with respect to the consolidated financial statements and schedule of Westell Technologies, Inc. included in its Annual Report (Form 10-K) for the year ended March 31, 2002, filed with the Securities and Exchange Commission.



Chicago, Illinois
October 17, 2002